EXHIBIT 99.1

Gateway Financial Holdings Reports 68% Increase in 2Q 2006 Net Income; Assets Surpass $1 Billion Mark

VIRGINIA BEACH, Va., July 24, 2006 (PRIMEZONE) -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co., reported net income for the second quarter of 2006 of $1.51 million compared with $902,000 for the second quarter of 2005, an increase of $611,000, or 67.7%. Compared with the first quarter of 2006, net income increased $154,000, or 11.3%; excluding a $430,000 after-tax gain on the sale of securities taken in the first quarter, core earnings improved $584,000, or 62.9%. Earnings performance was driven by exceptional revenue growth from a 60% increase in loans outstanding year-over-year originated through the Company's expanding network of financial centers. Diluted earnings per share were $0.14 for the second quarter of 2006 compared with $0.11 for the prior-year period, an increase of 27.3%. Per share results were affected by an increase in weighted average diluted shares of 31.5%, from 8,467,906 shares for the second quarter of 2005 to 11,131,691 for the current quarter. The increase in diluted shares was primarily the result of the December 2005 stock offering of 2,300,000 shares.

For the first six months of 2006, the Company reported net income of $2.9 million, compared with $1.7 million for the same period in 2005, an increase of $1.17 million or 68.5%. Diluted earnings per share were $.26 for the 2006 year-to-date period compared with $.20 for the same period last year, an increase of 30%. Per share results were impacted by the December 2005 stock offering, which increased average diluted shares outstanding for the first half of 2006 by 32.2%, from 8,414,476 shares for the first half of 2005 to 11,124,709 for the 2006 six-month period.

Commenting on these results, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "We are pleased to report another record quarter, our ninth consecutive quarter of net income growth. This quarter has a special significance for us - our assets surpassed the $1 billion mark during the quarter, and the majority of this growth has been organically generated through our expanding network of financial centers which we built in markets we identified for their superior growth potential."

"During the second quarter" Mr. Berry continued, "we opened our second full-service financial center in Kitty Hawk and launched our new mortgage company - Gateway Financial Mortgage, Inc. The financial centers we opened during the first quarter are already producing outstanding results, and are contributing nicely to our strong balance sheet growth."

Mr. Berry noted that Gateway's strategy continues to focus on profit growth as well as franchise growth. "We continue to expand our franchise at an impressive rate, while maintaining exceptional asset quality and improving profitability. So far this year, we added five new full-service financial centers as well as our new operations center and a private banking center in Raleigh, while continuing to increase profitability quarter over quarter.

"Asset quality remains a top priority at Gateway. We are fortunate that we operate in markets with robust economies that continue to provide Gateway with exceptional opportunities for high-quality loan growth, but much of the credit for our sound asset quality belongs to the outstanding bankers and lenders at Gateway. They are identified and hired as part of our planning process, where we seek out prime locations and also prime lenders, experienced in each market. Because these lenders are astute and highly skilled business people, their client base has proved to be exceptionally loyal. This quarter, net charge-offs were only $76,000, and non-performing assets only 0.02% of total assets; however, we continued to build our loan loss reserves relative to our loan growth, and have increased our reserve levels by 2 basis points to 0.96% of loans since year-end 2005."

For the second quarter of 2006, total revenue, defined as net interest income and non-interest income, was $11.7 million, an increase of 56.1% above the $7.5 million reported for the prior-year second quarter. Net interest income was $9.2 million, a $3.7 million or 69.2% increase over the $5.4 million reported for the prior-year period. The increase reflects a 63.9% increase in average earning assets, driven by the $327.8 million increase in average loans, combined with a 12-basis point improvement in the net interest margin to 3.88%.

Despite a modest compression of 7 basis points in net interest margin in the second quarter compared with the first quarter, net interest income quarter-over-quarter increased 11.1%, as 14.9% in growth of average assets more than offset the lower margin. Although Gateway is inherently short-term asset sensitive, the compression resulted from the impact of higher interest rates on Gateway's cost of funds, exacerbated by a flattening-to-inverted yield curve environment and the interest rate swap entered into in December of 2005. Mr. Berry added, "We decided it was prudent to posture ourselves more conservatively, so we entered into a 3-year, $150 million notional amount, fixed- rate interest rate swap in December 2005 to protect ourselves in a falling interest rate environment. The swap decreased our interest income by $146,000 in the quarter, or 6 basis points; but in the longer term, we believe it will provide the protection we need to cushion Gateway as rates fall. And we can get all the earnings growth we need from our fast-growing earning asset base."

Non-interest income for the quarter was $2.5 million, an increase of $442,000 or 21.5% above the prior-year second quarter, and a 14.5% increase on a linked-quarter basis (excluding securities gains in the first quarter). Service charge income increased $295,000 or 53.3%, directly related to the increase in transactional deposit accounts. Other income grew $142,000, or 9.4%, primarily from growth in Gateway's insurance and brokerage operations, and the launch of its new mortgage subsidiary. Mortgage related revenues were $130,300 higher than expected during the quarter, and $69,000 higher than the prior-period second quarter.

Non-interest expense for the second quarter of 2006 was $8.5 million, up $2.9 million, or 52.3%, from the $5.6 million reported in the second quarter of 2005. These increased expenses reflect Gateway's significant infrastructure expansion. Over the last twelve months, Gateway opened six de novo branches, built a new state-of-the-art operations center, opened a private banking center, launched a new mortgage subsidiary, and added 80 new employees, bringing the total FTEs to almost 300. Salaries and benefits increased 57.7%, and occupancy and equipment rose 49.5%, almost all of which was related to expansion activities. The $614,000 increase in other expense included $250,600 related to the Haberfeld High Performance checking account program, one-time costs of approximately $120,000 associated with opening a new banking office and the start-up of the mortgage subsidiary, and increased consulting and professional costs. Gateway's efficiency ratio was 72.80% this quarter, a 145 basis point improvement from the first quarter of 2006, and a 107 basis point improvement from the year-ago quarter.

Mr. Berry again noted, "The $1.06 billion in assets was achieved by exceptional loan and deposit growth year-over-year, up 60.1% and 59.3%, respectively; this momentum has continued into the first half of 2006, with loans and deposits up 27.9% and 29.4%, respectively, since December 31, 2005." At June 30, 2006, total assets were $1.06 billion, an increase of $383.7 million, or 56.5%, above the $678.6 million reported twelve months ago. Loans increased $320.2 million, or 60.2%, to $852.4 million; 100% of this growth was organic, with 42% of the increase derived from the financial centers opened over the past twelve months. Year-to date, loans increased $185.7 million, or 27.9%; approximately half of this growth was derived from commercial real estate loans, up $88.1 million, or 39.8%. At June 30, 2006, commercial loans (CRE, construction and C&I) totaled $586 million, or 68.7% of the loan portfolio.

Deposits rose $311.4 million, or 59.3%, over the past twelve months, to $836.5 million. Year-to-date, deposits grew $190.3 million or 29.4%, with core deposits (including retail CDs) up $113.8 million (21.6%) to $598.4 million, and jumbo CDs up $10.5 million (7%) to $162.2 million at quarter-end. Brokered deposits, primarily used to fund loan growth in the Wilmington loan production office and the Raleigh private banking center, grew $66 million to $75.9 million. Core deposits comprised 71.5% of total deposits at June 30, 2006, while jumbo CDs were 20.2%. Borrowings, including junior subordinated debentures, totaled $117.4 million at June 30, 2006, up $31.6 million or 36.8% from twelve months ago. The Company issued an additional $15 million of junior subordinated debentures during the second quarter related to proceeds received from the sale of trust preferred securities by its Statutory Trust subsidiary.

"Our asset quality remains outstanding," commented Berry. "Over the past twelve months, we charged off only 0.02% of average loans; our non-accrual and past due loans are only $132,416 and $1.2 million, respectively, or 0.16% of total loans at June 30, 2006." Net charge-offs were $76,000 this quarter, or 0.01% of loans annualized compared with $9,000 for the second quarter of 2005. At June 30, 2006, the allowance for loan losses was $8.15 million, or 0.96% of total loans.

Mr. Berry continued, "Our commitment to shareholders remains strong, as evidenced by our second quarter eleven-for-ten stock split and the continuation of our quarterly cash dividend. We maintain a strong capital base which allows us to provide an attractive cash return to shareholders and continue our investment in franchise growth. We believe these strategies will maximize shareholder value over time and provide the most attractive return to Gateway investors." Stockholders' equity at June 30, 2006 totaled $102.2 million, an increase of $36.1 million, or 54.6%, from twelve months ago. The 2.3 million new shares issued this past December, including the over-allotment, added approximately $34.5 million to Gateway's capital base. At June 30, 2006, Gateway had 10,817,519 shares outstanding; stockholders' equity equaled 9.63% of total assets, and the total risk-based capital ratio was 14.63%, well in excess of the "well-capitalized" regulatory threshold.

Mr. Berry concluded, "We are pleased with our performance this quarter and the earnings we generated. We are well-positioned, well-capitalized, and replete with opportunities. We continue to expand our franchise and incur expenses associated with this expansion; however, we continue to improve profitability on a quarter-to-quarter basis. We are very pleased with Gateway Financial Mortgage. Their results for the quarter were ahead of schedule, and we anticipate a crossover to profitability in the third quarter, slightly ahead of schedule.

"Our network of financial centers is nearing completion. We plan to open two additional offices at the oceanfront in Virginia Beach and the Greenbrier section of Chesapeake during the third quarter. We also plan to convert our loan production office in Wilmington, North Carolina, into a full-service financial center in early 2007. Lastly, we plan to expand further in Raleigh during the latter part of 2007 and 2008. Our expansion initiatives are slowing as we approach our franchise goals. Our expenses are stabilizing, and our maturing financial centers are becoming increasingly profitable. 2006 is shaping up to be an excellent year for Gateway."

Web Cast and Conference Call Information

Gateway's executive management team will host a conference call and simultaneous web cast on Monday, July 24 at 10:00 AM Eastern Time to discuss second quarter results. The web cast can be accessed live on the Company's website, www.gwfh.com, on the Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on the Company's website for one month.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a full-service regional community bank with a total of twenty-two financial centers - eleven in Virginia: Virginia Beach (6), Chesapeake (2), Suffolk, Norfolk and Emporia; and eleven in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh, in addition to a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com .

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                   CONSOLIDATED FINANCIAL HIGHLIGHTS

                                        Quarterly
               -------------------------------------------------------
                 2nd Qtr     1st Qtr    4th Qtr    3rd Qtr    2nd Qtr
                  2006        2006       2005       2005       2005
               ----------  ----------  ---------  ---------  ---------
                    (Dollars in thousands except per share data)
 EARNINGS
  Net interest
   income      $    9,166       8,252      7,080      6,134      5,418
  Provision for
   loan losses $      800       1,200        750        550        500
  Non Interest
   income      $    2,494       2,832      2,337      2,007      2,052
  Non Interest
   expense     $    8,559       7,840      6,817      6,031      5,617
  Pre-tax
   income      $    2,301       2,044      1,850      1,560      1,353
  Net income   $    1,513       1,359      1,220      1,015        902
  Basic earn-
   ings per
   share(a)    $     0.14        0.13       0.14       0.12       0.11
  Diluted
   earnings per
   share(a)    $     0.14        0.12       0.14       0.12       0.11
  Weighted
   avg basic
   shares out-
   standing(a) 10,789,189  10,762,140  8,486,740  8,147,547  8,118,117
  Weighted
   average
   diluted
   shares(a)   11,131,691  11,113,498  8,841,860  8,552,862  8,467,906

 PERFORMANCE
 RATIOS
  Return on
   average
   assets            0.59%       0.60%      0.60%      0.56%      0.56%
  Return on
   average
   common equity     5.90%       5.38%      6.22%      6.08%      5.49%
  Net interest
   margin (fully
   tax-
   equivalent)       3.88%       3.95%      3.96%      3.78%      3.76%
  Efficiency
   ratio            72.80%      74.25%     72.92%     73.49%     73.87%
  Full-time
   equivalent
   employees          299         280        247        225        217

 CAPITAL
  Period-end
   equity to
   assets            9.62%      10.39%     11.19%      9.08%      9.75%
    Tier 1
     leverage
     capital
     ratio          12.48%      12.01%     13.73%     11.50%     11.79%
   Tier 1 risk-
    based
    capital
    ratio           13.75%      13.02%     14.31%     11.89%     12.49%
   Total risk-
    based
    capital
    ratio           14.63%      13.89%     15.17%     12.80%     13.38%
   Book value per
    share (a)     $  9.45        9.48       9.45       8.19       8.13
   Cash dividend
    per share (a) $  0.03        0.03       0.03       0.02       0.02

 ASSET QUALITY
  Gross loan
   charge-offs    $    86          66         32         38         10
  Net loan
   charge-offs    $    76          60         29         36          9
  Net loan
   charge-offs
   to average
   loans             0.01%       0.01%      0.01%      0.01%      0.00%
  Allowance for
   loan losses    $ 8,147       7,423      6,283      5,562      5,048
  Allowance for
   loan losses
   to total
   loans             0.96%       0.95%      0.94%      0.94%      0.95%
  Past due and
   nonaccrual
   loans          $ 1,328       3,116        359        390        618
  Past due and
   nonaccrual
   loans to
   total loans       0.16%       0.40%      0.05%      0.07%      0.12%
  Other real
   estate and
   repossessed
   assets         $     0           0          0          0          0

 END OF PERIOD
 BALANCES
  Loans (before
   allowance)  $  852,381     783,614    666,652    590,439    532,227
  Total earning
   assets
   (before
   allowance)  $  984,515     908,052    802,398    669,534    609,254
  Total
   assets      $1,062,241     986,311    883,373    740,279    678,560
  Deposits     $  836,528     760,078    646,262    588,058    525,115
  Stockholders'
   equity      $  102,240     102,456     98,744     67,193     66,148

 AVERAGE
 BALANCES
  Loans (before
   allowance)  $  822,938     718,642    641,354    559,498    495,090
  Total earning
   assets
   (before
   allowance)  $  947,402     846,652    736,239    643,044    577,865
  Total assets $1,022,762     924,764    809,546    718,237    638,491
  Deposits
   (Excludes
    non-int.
    DDA)       $  703,226     614,034    523,402    572,354    463,356
  Stockholder's
   equity      $  102,820     102,347     77,895     66,302     65,163

                                                    Year to Date
                                                 6 Mos.       6 Mos.
                                                  2006         2005
                                               ----------   ----------
 EARNINGS
  Net interest income                          $   17,418       10,088
  Provision for loan losses                    $    2,000          900
  Non Interest income                          $    5,326        3,724
  Non Interest expense                         $   16,399       10,418
  Pre-tax income                               $    4,345        2,494
  Net income                                   $    2,872        1,704
  Basic earnings per share(a)                  $     0.27         0.21
  Diluted earnings per share(a)                $     0.26         0.20
  Weighted avg. basic shares outstanding(a)    10,775,739    8,109,655
  Weighted average diluted shares(a)           11,124,709    8,414,476

 PERFORMANCE RATIOS
  Return on average assets                           0.59%        0.56%
  Return on average common equity                    5.66%        5.29%
  Net interest margin (fully tax-equivalent)         3.91%        3.76%
  Efficiency ratio                                  73.57%       75.06%
  Full-time equivalent employees                      299          217

 CAPITAL
  Period-end equity to assets                        9.62%        9.70%
   Tier 1 leverage capital ratio                    12.48%       11.79%
   Tier 1 risk-based capital ratio                  13.75%       12.49%
   Total risk-based capital ratio                   14.63%       13.38%
   Book value per share(a)                     $     9.45         8.13
   Cash dividend per share(a)                  $     0.06         0.04

 ASSET QUALITY
  Gross loan charge-offs                       $      152           18
  Net loan charge-offs                         $      136           15
  Net loan charge-offs to average loans              0.02%        0.01%
  Allowance for loan losses                    $    8,147        5,048
  Allowance for loan losses to total loans           0.96%        0.95%
  Past due and nonaccrual loans                $    1,328          618
  Past due and nonaccrual loans to total loans       0.16%        0.01%
  Other real estate and repossessed assets     $        0            0

 END OF PERIOD BALANCES
  Loans (before allowance)                     $  852,381      532,227
  Total earning assets (before allowance)      $  984,515      609,253
  Total assets                                 $1,062,241      678,560
  Deposits                                     $  836,528      525,115
  Stockholders' equity                         $  102,240       66,148

 AVERAGE BALANCES
  Loans (before allowance)                     $  771,077      454,766
  Total earning assets (before allowance)      $  897,304      541,542
  Total assets                                 $  979,102      612,958
  Deposits (Excludes non-int. DDA)             $  658,871      382,734
  Stockholder's equity                         $  102,260       64,932

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a stock dividend distributed on April
     28, 2006 and June 20, 2005.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF OPERATIONS

                        THREE MONTHS ENDED       SIX MONTHS ENDED
                              June 30,                June 30,
                       ----------------------  -----------------------
                          2006        2005        2006        2005
                       ----------  ----------  ----------  -----------
                        Unaudited   Unaudited   Unaudited   Unaudited

                          (Amounts in (000), except per share data)
 INTEREST INCOME
  Loans, including
   fees                $   16,457  $    8,293  $   30,217  $    14,798
  Investment securities
    - taxable               1,200         645       2,426        1,414
    - tax-exempt               60          66         122          114
  Interest-earning bank
   deposits                    35          22          73           31
  Other interest and
   dividends                  133          69         281          117
                       ----------  ----------  ----------  -----------
    Total interest
     income                17,885       9,095      33,119       16,474

 INTEREST EXPENSE
  Money market, NOW
   and savings              1,943         781       3,340        1,444
  Time deposits             5,020       1,848       9,077        3,208
  Short term Debt           1,300         471       1,903          849
  Long-term debt              456         577       1,381          885
                       ----------  ----------  ----------  -----------
    Total interest
     expense                8,719       3,677      15,701        6,386
                       ----------  ----------  ----------  -----------

   Net interest income      9,166       5,418      17,418       10,088

  Provision for
   loan losses                800         500       2,000          900
                       ----------  ----------  ----------  -----------
   Net interest income
    after provision for
    loan losses             8,366       4,918      15,418        9,188

 NON INTEREST INCOME
  Service charges on
   accounts                   848         553       1,563        1,014
  Net gain on sales of
   securities                   0          (5)        653           19
  Other income              1,646       1,504       3,110        2,691
                       ----------  ----------  ----------  -----------
    Total non interest
     income                 2,494       2,052       5,326        3,724

 NON INTEREST EXPENSE
  Salaries and benefits     4,232       2,683       7,940        5,152
  Occupancy and
   equipment                1,715       1,147       3,257        2,187
  Data processing fees        426         215         854          443
  Other expense             2,186       1,572       4,348        2,636
                       ----------  ----------  ----------  -----------
    Total non interest
     expense                8,559       5,617      16,399       10,418
                       ----------  ----------  ----------  -----------
    Income before
     income taxes           2,301       1,353       4,345        2,494

   Income taxes               788         451       1,473          790
                       ----------  ----------  ----------  -----------

      Net income       $    1,513  $      902  $    2,872  $     1,704
                       ----------  ----------  ----------  -----------

   Basic earnings
    per share(a)       $     0.14  $     0.11  $     0.27  $      0.21

   Diluted earnings
    per share(a)       $     0.14  $     0.11  $     0.26  $      0.20

  Weighted avg
   basic shares
   outstanding(a)      10,789,189   8,118,117  10,775,739    8,109,655

  Weighted average
   diluted shares(a)   11,131,691   8,467,906  11,124,709    8,414,476

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a stock dividend distributed on April
     28, 2006 and June 20, 2005.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED BALANCE SHEETS

                                   June 30,    December 31,   June 30,
                                     2006         2005          2005
                                  ----------    ---------    ---------
                                  Unaudited      Audited     Unaudited

                                     (Dollar amounts in thousands)
 ASSETS
  Cash and due from banks         $   19,822    $  18,475    $  16,672
  Interest-earnings deposits
   in other banks                      2,751        3,668          569
                                  ----------    ---------    ---------
    Total cash and cash
     equivalents                      22,573       22,143       17,241

  Securities available for sale      109,561      123,773       71,498
  Federal Home Loan Bank stock         4,967        6,208        4,237
  Federal Reserve Bank stock           2,919        2,097          722

  Loans                              852,381      666,652      532,227
  Allowance for loan losses           (8,147)      (6,283)      (5,048)
                                  ----------    ---------    ---------
   Total loans, net                  844,234      660,369      527,179

  Premises and equipment, net         35,948       29,551       22,111
  Bank owned life insurance
   policies                           17,515       17,187       16,818
  Accrued interest receivable          7,262        5,883        4,211
  Other assets                        17,262       16,162       14,543
                                  ----------    ---------    ---------
   Total assets                   $1,062,241    $ 883,373    $ 678,560
                                  ----------    ---------    ---------

 LIABILITIES AND STOCKHOLDERS'
 EQUITY
  Deposits:
   Noninterest-bearing            $  104,695    $  89,162    $  74,060
   Interest-bearing                  731,833      557,100      451,055
                                  ----------    ---------    ---------
    Total deposits                   836,528      646,262      525,115

   Short term debt                    55,000       62,000       18,401
   Long-term debt                     62,429       72,665       67,465
   Accrued expenses and other
    liabilities                        6,044        3,702        1,431
                                  ----------    ---------    ---------
    Total liabilities                960,001      784,629      612,412

 STOCKHOLDERS' EQUITY
  Common stock                        99,062       94,109       63,287
  Retained earnings                    7,398        5,113        3,249
  Deferred Compensation
   - restricted stock                     --          (43)          --
  Accumulated other
   comprehensive loss                 (4,220)        (435)        (388)
                                  ----------    ---------    ---------
   Total stockholders' equity        102,240       98,744       66,148

   Total liabilities and
    stockholders' equity          $1,062,241    $ 883,373    $ 678,560
                                  ----------    ---------    ---------

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior EVP and CFO
          (757) 422-8004